UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 25, 2023

MOVING iMAGE TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-40511	85-1836381
(Commission File Number)	(IRS Employer Identification No.)

17760 Newhope Street, Fountain Valley, CA	92708
(Address of Principal Executive Offices)	(Zip Code)

(714) 751-7998

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $0.00001 par value	MITQ	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company      ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01	Entry into a Material Definitive Agreement

 On April 25, 2023, Moving iMage Technologies, Inc. (the “Company” or “MiT”) entered into a Letter Agreement, subject to definitive agreements, with The Five Agency, LLC (“The Five Agency”). The Five Agency operates gaming leagues at various theaters, cinemas, movie theaters, entertainment complexes and auditoriums, and provides league structures, hosts, management, supervision, coordination with game publishers, marketing and marketing assets for leagues and events under the brand SNDBX. The Five Agency and MiT jointly designed the equipment package that will be used for that purpose. Pursuant to the Letter Agreement, MiT agreed to lend The Five Agency $300,000.00 (the “Loan”), which will be provided in two equal installments as further described below, and The Five Agency will form a separate Florida corporation, SNDBX, INC ("SNDBX"), to conduct that business. As a portion of the consideration payable to MiT under the Loan, upon the formation of SNDBX, The Five Agency will cause SNDBX to issue MiT 5% of the equity of SNDBX, which will be issued to MiT regardless of whether the second $150,000 advance conditions described below are satisfied by The Five Agency or SNDBX. Plus, MiT has the right to participate in any and all future capital and debt offerings by SNDBX.

Pursuant to the terms of the Loan, on April 25, 2023, and subject to the satisfaction of the conditions described in the Letter Agreement, MiT extended an initial loan of $150,000 to The Five Agency with interest at 10% per annum payable each year commencing on May 1, 2024 with principal due on May 1, 2026. The Loan is secured by the Patents (as defined below). MiT also agreed to advance an additional $150,000 upon the request of The Five Agency upon satisfying certain customary conditions, such as execution of definitive agreements and board and other approvals, and completing the following conditions by May 31, 2023:

(i)	The parties have entered into an exclusive supply and marketing agreement requiring The Five Agency or SNDBX to purchase greater than $3 million of equipment systems from MiT by April 30, 2026 (the “Supply Agreement”). After satisfying the requirement to purchase $3.0 million, the Supply Agreement will be non-exclusive;

(ii)	SNDBX will be formed with The Five Agency granted 95% of the common stock and MiT granted 5% of the common stock;

(iii)	The initial $150,000 loan will be disbursed pursuant to an agreed upon budget; and

(iv)	MiT has the right to appoint an advisory board member, who will be approved by The Five Agency, and will have board observation rights for any formal board meetings of The Five Agency and SNDBX until April 30, 2026 or until the Loan is paid in full, whichever comes later.

MiT and either The Five Agency or SNDBX will be co-owners of the equipment patents (the “Patents”) and will share the costs. The Five Agency will apply for Patents on or before April 30, 2024 and after expiration of the Supply Agreement in three years, either party may sell equipment to others with MiT entitled to a reasonable royalty rate equal to a percentage the net sales. In the event of a transfer of the co-owned Patent rights, MiT will automatically become the sole owner of the Patents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOVING IMAGE TECHNOLOGIES, INC.

Date: May 1, 2023

	By:	/s/ William F. Greene
	Name:	William F. Greene
	Title:	Chief Financial Officer